UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2014

Location Based Technologies, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-139395	20-4854758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

49 Discovery, Suite 260, Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

(888) 600-1044

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registration under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(k) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On March 18, 2014, the Company announced that it has signed a 15 month exclusive agreement with UT-Battelle, LLC, which manages and operates the Oak Ridge National Laboratory for the US Department of Energy. The license will allow Location Based Technologies (“LBT”) to implement UT-Battelle’s electric power restoration forecasting system, called VERDE Analytics, into its GPS platform.

VERDE Analytics combines more than 50 non-proprietary data and weather feeds to provide real time restoration forecasts which will be calculated using LBT’s repair vehicle/crew tracker and displaying the look ahead projections on their user interface . This enhanced platform will be marketed and sold to commercial customers and public utility companies throughout the US. LBT will retain exclusive use of the VERDE Analytics restoration maps on its GPS devices for a period of 15 months. The Company expects to launch the fully integrated solution in the summer of 2014.

 A copy of the purchase order is attached as Exhibit 99.1.

This information shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act 1934, as amended, and is not incorporated by reference into any filing of the company, whether made before or after the date of this report, regardless of any general incorporation language in the filing.

Item 9.01.  Financial Statements and Exhibits

Exhibit #	Description
99.1	Press Release

Item 5.02 (c) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2014 The Company’s chief marketing and sales officer, Gregory Gaines, has been terminated. Also on April, 1, 2014 the Company’s general counsel, Gregory Harrison, has been terminated, however Mr. Harrison will continue to serve the Company as an independent contractor.

Item 8.01 Other Events

On March 17, 2014 the Company announced it has hired Dan Hogan as the vice president of marketing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCATION BASED TECHNOLOGIES, INC.

Date: March 19, 2014	By:	/s/ David Morse
David Morse
Chief Executive Officer